Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

First National Bank and Trust Company—

National banking association headquartered in the State of North Carolina

First National Investor Services, Inc.—

A North Carolina corporation and operating subsidiary

Premier Investment Services, Inc.—

A North Carolina corporation and operating subsidiary

Dover Mortgage Company—

Mortgage banking company incorporated in the State of North Carolina

FNB United Statutory Trust I—

A Connecticut statutory business trust

FNB United Statutory Trust II—

A Delaware statutory business trust

Catawba Valley Capital Trust I—

A Delaware statutory business trust

Catawba Valley Capital Trust II—

A Delaware statutory business trust